UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934
(Amendment No.    )*

Netflix, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

64110L106
(CUSIP Number)

August 16, 2004
Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐                          Rule 13d-1(b)

☒                          Rule 13d-1(c)

☐                          Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 64110L106	13G	Page 2 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Limited Partnership

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 64110L106	13G	Page 3 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON GLB Partners, L.P.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 64110L106	13G	Page 4 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Investment Group, L.L.C.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* OO; HC

CUSIP NO. 64110L106	13G	Page 5 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth Griffin

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen U.S.A.

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* IN; HC

CUSIP NO. 64110L106	13G	Page 6 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Illinois limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 64110L106	13G	Page 7 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Wellington Partners L.P. SE

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited partnership

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* PN; HC

CUSIP NO. 64110L106	13G	Page 8 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Kensington Global Strategies Fund Ltd.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 64110L106	13G	Page 9 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Equity Fund Ltd.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 64110L106	13G	Page 10 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Distressed and Credit Opportunity Fund Ltd.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 64110L106	13G	Page 11 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Jackson Investment Fund Ltd.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* CO; HC

CUSIP NO. 64110L106	13G	Page 12 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Credit Trading Ltd.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* CO

CUSIP NO. 64110L106	13G	Page 13 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Derivatives Group LLC

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* OO

CUSIP NO. 64110L106	13G	Page 14 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Aragon Investments, Ltd.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* CO

CUSIP NO. 64110L106	13G	Page 15 of 23 Pages

1.		NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Citadel Trading Group L.L.C.

2.		CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a)	☒

	(b)	☐

3.		SEC USE ONLY

4.		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware limited liability company

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER 0

	6.	SHARED VOTING POWER 681,524 shares of Common Stock 13,194 call options (exercisable into 1,319,400 shares of Common Stock)

	7.	SOLE DISPOSITIVE POWER 0

	8.	SHARED DISPOSITIVE POWER See Row 6 above.

9.		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON See Row 6 above.

10.		CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐

11.		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

12.		TYPE OF REPORTING PERSON* OO

CUSIP NO. 64110L106	13G	Page 16 of 23 Pages

Item 1(a)	Name of Issuer: NETFLIX, INC.

1(b)	Address of Issuer’s Principal Executive Offices:

970 University Avenue
Los Gatos, CA 95032

Item 2(a)	Name of Person Filing
Item 2(b)	Address of Principal Business Office
Item 2(c)	Citizenship

Citadel Limited Partnership
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

GLB Partners, L.P.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Kenneth Griffin
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
U.S. Citizen

Citadel Wellington Partners L.P.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Illinois limited partnership

Citadel Wellington Partners L.P. SE
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited partnership

CUSIP NO. 64110L106	13G	Page 17 of 23 Pages

Citadel Kensington Global Strategies Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Bermuda company

Citadel Equity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Distressed and Credit Opportunity Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Jackson Investment Fund Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Credit Trading Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Cayman Islands company

Citadel Derivatives Group LLC
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

Aragon Investments, Ltd.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Bermuda company

Citadel Trading Group L.L.C.
c/o Citadel Investment Group, L.L.C.
131 S. Dearborn Street, 32nd Floor
Chicago, Illinois 60603
Delaware limited liability company

CUSIP NO. 64110L106	13G	Page 18 of 23 Pages

2(d)                           Title of Class of Securities:

Common Stock, par value $0.001 per share

2(e)                            CUSIP Number:                                       64110L106

Item 3                                                                If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act;
(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act;
(d)	☐	Investment company registered under Section 8 of the Investment Company Act;
(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box.  ☒

Item 4                                                                Ownership:

CITADEL LIMITED PARTNERSHIP
GLB PARTNERS, L.P.
CITADEL INVESTMENT GROUP, L.L.C.
KENNETH GRIFFIN
CITADEL WELLINGTON PARTNERS L.P.

CITADEL WELLINGTON PARTNERS L.P. SE

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.
CITADEL EQUITY FUND LTD.

CITADEL DISTRESSED AND CREDIT OPPORTUNITY FUND LTD.

CITADEL JACKSON INVESTMENT FUND LTD.

CITADEL CREDIT TRADING LTD.

CITADEL DERIVATIVES GROUP LLC

ARAGON INVESTMENTS, LTD.

CITADEL TRADING GROUP L.L.C.

(a)                                  Amount beneficially owned:

681,524 shares of Common Stock

CUSIP NO. 64110L106	13G	Page 19 of 23 Pages

13,194 call options (exercisable into 1,319,400 shares of  Common Stock)

(b)                                 Percent of Class:

Approximately 3.8% as of the date of this filing (based on 52,151,951 shares of Common Stock issued and outstanding as of July 19, 2004).

(c)                                  Number of shares as to which such person has:

(i)                                     sole power to vote or to direct the vote:

0

(ii)                                  shared power to vote or to direct the vote:

See item (a) above.

(iii)                               sole power to dispose or to direct the disposition of:

0

(iv)                              shared power to dispose or to direct the disposition of:

See item (a) above.

          The obligation to file this Schedule 13G arose on August 16, 2004. The Reporting Persons have subsequently reduced their beneficial ownership to the currently reported percentage. At no time since August 16, 2004 have the Reporting Persons been the beneficial owners of greater than 10% of the Company's outstanding Common Stock as determined in accordance with Rule 13d of the Securities Exchange Act of 1934.

Item 5                                                                Ownership of Five Percent or Less of a Class:

Not Applicable.

Item 6                                                                Ownership of More than Five Percent on Behalf of Another Person:

Not Applicable.

Item 7                                                                Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:

See Item 2 above.

Item 8                                                                Identification and Classification of Members of the Group:

Not Applicable.

Item 9                                                                Notice of Dissolution of Group:

Not Applicable.

CUSIP NO. 64110L106	13G	Page 20 of 23 Pages

Item 10                                                          Certification:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 64110L106	13G	Page 21 of 23 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated this 23rd day of August, 2004		KENNETH GRIFFIN

		By:	/s/ Kenneth Griffin
Kenneth Griffin, President

CITADEL LIMITED PARTNERSHIP		CITADEL INVESTMENT GROUP, L.L.C.

By:	GLB Partners, L.P.,	By:	/s/ Kenneth Griffin
	its General Partner		Kenneth Griffin, President

By: Citadel Investment Group, L.L.C., its General Partner		CITADEL EQUITY FUND LTD.

By:	/s/ Kenneth Griffin	By: Citadel Limited Partnership,
	Kenneth Griffin, President	its Portfolio Manager

GLB PARTNERS, L.P.		By: GLB Partners, L.P., its General Partner

By: Citadel Investment Group, L.L.C., its General Partner		By: Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL WELLINGTON PARTNERS L.P.		ARAGON INVESTMENTS, LTD.

By: Citadel Limited Partnership, its General Partner		By: Citadel Limited Partnership, its Portfolio Manager

By: GLB Partners, L.P., its General Partner		By: GLB Partners, L.P., its General Partner

By: Citadel Investment Group, L.L.C., its General Partner		By: Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CUSIP NO. 64110L106	13G	Page 22 of 23 Pages

CITADEL WELLINGTON PARTNERS L.P. SE		CITADEL DERIVATIVES GROUP LLC

By: Citadel Limited Partnership, its General Partner		By: Citadel Limited Partnership, its Managing Member

By: GLB Partners, L.P., its General Partner		By: GLB Partners, L.P., its General Partner

By: Citadel Investment Group, L.L.C., its General Partner		By: Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL DISTRESSED AND CREDIT OPPORTUNITY FUND LTD.		CITADEL CREDIT TRADING LTD.

By: Citadel Limited Partnership, its Portfolio Manager		By: Citadel Limited Partnership, its Portfolio Manager

By: GLB Partners, L.P., its General Partner		By: GLB Partners, L.P., its General Partner

By: Citadel Investment Group, L.L.C., its General Partner		By: Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CUSIP NO. 64110L106	13G	Page 23 of 23 Pages

CITADEL KENSINGTON GLOBAL STRATEGIES FUND LTD.		CITADEL JACKSON INVESTMENT FUND LTD.

By: Citadel Limited Partnership, its Portfolio Manager		By: Citadel Limited Partnership, its Portfolio Manager

By: GLB Partners, L.P., its General Partner		By: GLB Partners, L.P., its General Partner

By: Citadel Investment Group, L.L.C., its General Partner		By: Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin	By:	/s/ Kenneth Griffin
	Kenneth Griffin, President		Kenneth Griffin, President

CITADEL TRADING GROUP L.L.C.

By: Citadel Limited Partnership, its Portfolio Manager

By: GLB Partners, L.P., its General Partner

By: Citadel Investment Group, L.L.C., its General Partner

By:	/s/ Kenneth Griffin
Kenneth Griffin, President